Exhibit 99.1

NEWS RELEASE

Contact:         Brent Smith

  813.659.8626

Sunshine Bancorp, Inc. Completes Acquisition of FBC Bancorp, Inc,

Plant City, FL (November 1, 2016) - Sunshine Bancorp, Inc. (NASDAQ: “SBCP”) (“Sunshine”), the parent holding company of Sunshine Bank, today announced the completion of the acquisition of FBC Bancorp, Inc and its Florida Bank of Commerce subsidiary. This merger places Sunshine Bank as one of the top community banks in deposit market share in all of Central Florida.

“We are pleased to welcome the Florida Bank of Commerce team to the Sunshine family,” Andrew S. Samuel, President and Chief Executive Officer of Sunshine said. “The financial institutions share a similar culture and banking philosophy with high performance, high service standards, and a strong commitment to the community. Our customers will continue banking with many of the same faces and benefit from an expanded suite of products and services with greater lending capacity.”

The transaction was announced on May 10, 2016, and all required regulatory and shareholder approvals were received by the middle of October 2016.

As a result of the merger, Sunshine’s network will include 18 banking facilities operating under the Sunshine Bank name in Brevard, Hillsborough, Manatee, Orange, Osceola, Pasco, Polk, Sarasota, and Seminole Counties.

Conversion of the core banking systems is scheduled for the weekend of December 3rd.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Sunshine undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The Company was first organized in 1954 in Plant City. In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida, with 18 branch offices throughout Brevard, Hillsborough, Manatee, Orange, Osceola, Pasco, Polk, Sarasota, and Seminole Counties. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.mysunshinebank.com. Member FDIC, Equal Housing Lender.